Exhibit 5.1
March 15, 2011
Ensco plc
6 Chesterfield Gardens
London, England
File No.: 333-156705
Ladies and Gentlemen:
     We have acted as counsel to Ensco plc, an English public company limited by shares (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-156705) filed with the Securities and Exchange Commission on January 13, 2009, including the Prospectus dated January 13, 2009, as supplemented by the Prospectus Supplement dated March 8, 2011 (the registration statement, as amended and supplemented to date, is hereafter referred to as the “Registration Statement”), relating to the public offering of $1,000,000,000 aggregate principal amount of 3.250% Senior Notes due 2016 and $1,500,000,000 aggregate principal amount of 4.700% Senior Notes due 2021 (collectively, the “Notes”).
     In reaching the conclusions expressed herein, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Association of the Company, as amended; (ii) copies of resolutions of the Board of Directors of the Company, or committees thereof, authorizing the issuance of the Notes and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) form of Indenture to be dated on or about March 17, 2011, as supplemented, from the Company to Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), providing for the issuance of the Notes (the “Indenture”); and (v) such other documents and instruments as we have deemed necessary for the expression of opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.
     Based on the foregoing, we are of the opinion that the Notes have been duly authorized by the Company and, when executed and authenticated by the Trustee in accordance with the Indenture and delivered against payment therefor in accordance with the terms of the Underwriting Agreement dated March 8, 2011, by and among the Company, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives and on behalf of the several underwriters named therein, will have been validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law).
     This opinion letter may be filed or incorporated by reference as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Baker & McKenzie LLP

Baker & McKenzie LLP